Orion Marine Group Announces a Change in its Management Structure

HOUSTON, December 7, 2017 Orion Group Holdings, Inc. (NYSE: ORN) (the "Company") a leading specialty construction company, today announced a change in its management structure.

As previously discussed, the Company continues to execute on its strategic vision to be the premier specialty contractor in the infrastructure, industrial, and building sectors. As part of this, the Company is in the process of making structural changes to support future success. Moving forward, Orion will continue to focus on the success and development of its three business sectors; the marine segment, part of the infrastructure sector; the concrete segment, part of the building sector; and the recently established industrial sector. Each segment will have a segment leader and encompass all the support functions needed for that segment.

In connection with these structural changes, Dwayne Breaux, Chief Operating Officer, has left the Company. With his departure, the Company will not seek to replace the Chief Operating Officer position.

“As we move forward, we will have executive leadership at the segment level to run the unique aspects of each of our business lines,” said Mark Stauffer, President and Chief Executive Officer. “The decision to eliminate the Chief Operating Officer position is strategic for our alignment along segmental lines and will support execution of our strategic plan. We appreciate the positive impacts Dwayne has made on the organization and wish him the best of luck in his future endeavors.”

About Orion Group Holdings

Orion Group Holdings, Inc. is a premier specialty construction company, in the infrastructure, industrial, and building sectors, in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment, the Orion Marine Group brand, and its concrete segment, the TAS Commercial Concrete brand. The Company’s marine segment services includes marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Investor Contact:
Shane Martin, (972) 850-2001